Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197767
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 5 DATED NOVEMBER 1, 2016
TO THE PROSPECTUS DATED MAY 2, 2016

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 2, 2016, as supplemented by Supplement No. 1, dated August 15, 2016, Supplement No. 2, dated September 1, 2016, Supplement No. 3, dated September 19, 2016 and Supplement No. 4, dated October 3, 2016 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from October 1, 2016 through October 31, 2016, for each of our classes of common stock.
Monthly Pricing Information (unaudited)
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from October 1, 2016 through October 31, 2016.

Date	NAV per Share
	Class E	Class A	Class W	Class I
October 3, 2016	$7.47	$7.47	$7.47	$7.47
October 4, 2016	$7.47	$7.47	$7.47	$7.47
October 5, 2016	$7.48	$7.48	$7.48	$7.48
October 6, 2016	$7.48	$7.48	$7.48	$7.48
October 7, 2016	$7.48	$7.48	$7.48	$7.48
October 10, 2016	$7.48	$7.48	$7.48	$7.48
October 11, 2016	$7.48	$7.48	$7.48	$7.48
October 12, 2016	$7.49	$7.49	$7.49	$7.49
October 13, 2016	$7.49	$7.49	$7.49	$7.49
October 14, 2016	$7.49	$7.49	$7.49	$7.49
October 17, 2016	$7.49	$7.49	$7.49	$7.49
October 18, 2016	$7.48	$7.48	$7.48	$7.48
October 19, 2016	$7.48	$7.48	$7.48	$7.48
October 20, 2016	$7.48	$7.48	$7.48	$7.48
October 21, 2016	$7.47	$7.47	$7.47	$7.47
October 24, 2016	$7.47	$7.47	$7.47	$7.47
October 25, 2016	$7.48	$7.48	$7.48	$7.48
October 26, 2016	$7.48	$7.48	$7.48	$7.48
October 27, 2016	$7.48	$7.48	$7.48	$7.48
October 28, 2016	$7.48	$7.48	$7.48	$7.48
October 31, 2016	$7.48	$7.48	$7.48	$7.48
On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

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